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                                                                      EXHIBIT 21

                      RAWLINGS SPORTING GOODS COMPANY, INC.

Rawlings Sporting Goods Company, Inc., a Delaware corporation (the "Company") is the parent. The subsidiaries of the Company, each of which is wholly-owned by the Company, are as follows:


                                                  Jurisdiction of Incorporation
Name                                                     or Organization
-------------------------------------------       -----------------------------
Rawlings de Costa Rica                                     Costa Rica

Rawlings Sporting Goods Company of Missouri                Missouri

Rawlings Canada, Inc.                                      Nova Scotia